EXHIBIT 10.4

INTERNAL CORRESPONDENCE

Effective Date:	May 30, 2005
To:	Richard Peach
From:	Judi Johansen
Subject:	Retention Agreement

You have been identified as being critical to our success as we proceed through the challenges and work associated with the Finance, Rebasing and Sarbanes initiatives. To encourage you to continue your employment through this period, the Company is offering you the following special payments (“Retention Bonus”):

•	A payment in the amount of $80,000 (less applicable withholding) on June 1, 2006.
•	A payment in the amount of $80,000 (less applicable withholding) on June 1, 2007.

Performance Milestone:

1.

During the defined period, the employee is to identify successors for the critical roles within the employee’s organization, including the employee’s role, and ensure the development and implementation of risk mitigation plans for each of those roles. The risk mitigation plan must include: (1) specific actions to build capability and knowledge in individuals who will be readily able to assume the roles on an interim basis by the end of the defined period and (2) the identification, mentoring and development of successors to prepare them for the roles. The purpose of this is to begin building a solid internal development structure for future growth and succession within the Finance team. The employee is expected to provide leadership over the development of these plans and to be personally engaged in the implementation of the plans, and performance against this milestone will be evaluated by the PacifiCorp CEO.

This retention award will be included in your paycheck at the time of payment. The above dates reflect PacifiCorp pay dates.

Payments comprising the Retention Bonuses are subject to applicable payroll deductions and tax withholding and may constitute taxable income to you. You are responsible for all tax obligations and should consult with your own tax advisor regarding the tax treatment of the Retention Bonuses.

In addition to the performance milestone noted above, in order to be eligible for the first payment, you must remain employed in your present department within PacifiCorp through May 30, 2006 and maintain an acceptable level of performance (as determined by management) during this period. In order to be eligible for the second payment, you must remain within the ScottishPower group through May 30, 2007 and maintain an acceptable level of performance (as determined by management). If you leave the Company voluntarily or involuntarily for cause prior to these dates, or transfer out of your present department voluntarily, you will automatically forfeit all rights to any unpaid Retention Bonuses. If you are terminated involuntarily due to displacement following a workforce reduction prior to any unpaid Retention Bonuses, you will be paid the amount of any unpaid Retention Bonus specified in this memo at the time of termination. You must also meet the other terms and conditions identified in this memorandum.

Retention Agreement – Peach

This offer is considered confidential. As a condition to receiving the Retention Bonus, you agree to keep confidential the terms and conditions of this memorandum as well as the content of discussions pertaining to the offer of the Retention Bonus and this memorandum. You may, however, discuss the offer of the Retention Bonus and this memorandum with your attorney, financial advisor or immediate family members on a confidential basis. Should you have any questions about this memorandum you may contact me or Erich Wilson in the Compensation department.

Again, thank you for your many contributions to date. I am pleased to be able to demonstrate our appreciation and recognition of your skills and contributions to the Company in this way. Please acknowledge your acceptance of this offer by signing and returning the enclosed copy of this memorandum.

/s/ Judi Johansen	/s/ Richard Peach

Judi Johansen	Richard Peach

May 2, 2005	April 28, 2005

Date	Date